LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended July 31, 2024;

Announces LOI to Acquire a Mining Facility with 72 MW Potential

Total Bitcoin holdings were approximately 132.5 BTC as of July 31, 2024, or approximately $8.1 million based on an estimated August 10, 2024, BTC price of $61,000

TAMPA, FL, August 12, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended July 31, 2024.

Metrics *	One Month January 31, 2024	One Month February 29, 2024	One Month March 31, 2024	One Month April 30, 2024	One Month May 31, 2024	One Month June 30, 2024	One Month July 31, 2024	Seven Months Ended July 31, 2024
Bitcoin Beginning Balance	95.1	126.8	153.6	163.4	155.1	163.1	160.5	95.1
Bitcoin Mined, net	31.7	26.8	27.9	24.7	14.0	5.4	4.6	135.1
Bitcoin Sold	-	-	(18.0)	(33.0)	(6.0)	(8.0)	(32.5)	(97.5)
Service Fee	-	-	(0.1)	-	-	-	(0.1)	(0.2)
Bitcoin Holdings at Month End	126.8	153.6	163.4	155.1	163.1	160.5	132.5	132.5

Approximate Miners Deployed at Month End	5,950	5,940	5,940	5,880	5,510	1,878	3,800
Approximate Miners In-Transit at Month End					370	4,002	2,080
Approximate Potential Hash Rate at Month End (PH/s)	615	614	614	639	639	639	639

*Unaudited

The Company estimates that the value of its 132.5 Bitcoin holdings on July 31, 2024, was approximately $8.1 million, based on an estimated August 10, 2024, BTC price of $61,000.

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, “Our potential hashrate remains static at 639 petahash, while our decreased production reflects that we have 2,080 miners currently in transit to a new hosting location. The Company is pleased to announce a nonbinding Letter of Intent to acquire a mining site in Texas. This site offers 12 MW of initial power capacity with the potential for an additional 60 MW expansion.” Rodgers continued, “We believe that this acquisition, if completed, will provide us with a cost-effective location to energize all our existing machines. The mining site is currently generating 55 petahash of mining capacity using immersion mining techniques. Our primary goal with this acquisition is to invest capital to mine the full potential 72 megawatts.”

To facilitate these expansion initiatives, LM Funding America, Inc. has secured a $5 million non-convertible loan, finalized on August 6, 2024.The proceeds from this facility will be dedicated to acquiring additional miners and their infrastructure, further bolstering the Company's mining capabilities.

Bruce Rodgers, Chief Executive Officer of LM Funding America, Inc., stated, "Our strategy is to leverage our Bitcoin holdings to finance the acquisition of 72 MW of market-priced power that can be used for Bitcoin mining or resold to the grid. This strategic acquisition provides a home for the balance of our existing mining fleet along with an existing 55 petahash of mining capacity and an introduction to the advantages of immersion mining.” Rodgers added, “We believe we now have a sound path to grow from our current position to quickly mining 12 MW and then to a steady leveraged capital expansion plan aimed at expanding our Company's capacity to mine 72 MW, which is currently projected to yield about 1,000 Bitcoin annually at current network difficulty rates.".”

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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